EXHIBIT 107

Calculation of Filing Fee Table

S-8

(Form Type)

Taylor Morrison Home Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rule 457(c) and 457(h)	983,000(2)	$25.17	$24,742,110.00	0.0000927	$2,293.59
Total Offering Amounts					$24,742,110.00		$2,293.59
Total Fees Previously Paid							$0
Total Fee Offsets							$0
Net Fee Due							$2,293.59

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.
(2)	Consists of shares of common stock issuable in respect of awards to be granted under the Taylor Morrison Home Corporation 2013 Omnibus Equity Award Plan, as amended.
(3)	Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of Taylor Morrison Home Corporation’s common stock reported by the New York Stock Exchange on June 13, 2022.